Exhibit 10.1

VEECO INSTRUMENTS INC. 2019 STOCK INCENTIVE PLAN

NOTICE OF PERFORMANCE RESTRICTED STOCK UNIT AWARD (2021)

Veeco Instruments Inc. (the “Company”) is pleased to confirm the award to the employee named below (the “Grantee”) of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Performance Restricted Stock Unit Award (2021) (the “Notice”), the Veeco Instruments Inc. 2019 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Veeco Instruments Inc. Terms and Conditions of Restricted Stock Unit Award (2021) (the “Terms and Conditions”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Grantee:
Date of Award:	March 12, 2021
Target Number of Restricted Stock Units Awarded (the “Units”):
Performance Period:	March 12, 2021 to March 11, 2024

The Units shall be earned based on the Company’s Three Year Total Shareholder Return (“TSR”) versus the Three Year TSR of the Russell 2000 Index (the “Index”) measured at the end of the Performance Period. Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Terms and Conditions and the Plan, the Units shall be earned and will “vest” in accordance with the schedules set forth in Exhibit A. For purposes of this Notice and the Terms and Conditions, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Except as may otherwise be specifically provided for under the terms of any other agreement or policy between the Company and the Grantee, vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability, and in the event the Grantee terminates Continuous Service for any reason, including death or Disability, any unvested Units held by the Grantee at the time of such termination of the Grantee’s Continuous Service shall be forfeited.

Additional Provisions:

This Award shall be subject to the terms and conditions set forth in the Plan and the Terms and Conditions, including, without limitation, the Forfeiture for Restricted Activity, Clawback, Governing Law, and Venue and Jurisdiction provisions of Sections 2.2, 2.3, 4.1 through 4.5, 6.5, and 6.6 of the Terms and Conditions.

IMPORTANT NOTICE

Grantee must sign this Notice and return it to the Company’s Sr. VP, Chief Administrative Officer on or before April 16, 2021. Return your executed Notice to: Robert Bradshaw by mail at 1 Terminal Drive, Plainview, New York 11803, or email at RBradshaw@Veeco.com. If Grantee has received this Notice by way of email from the Company, and if Grantee is unable to sign and return the Notice on or before the aforementioned date due to restrictions or challenges associated with COVID-19, Grantee may accept the Award by reply email to the Company, stating “I accept” (or words to this effect) on or before the aforementioned date.

PLEASE NOTE THAT YOUR ACCEPTANCE OF THE AWARD WILL ALSO CONSTITUTE ACCEPTANCE OF, AND AGREEMENT TO BE BOUND BY THE TERMS AND CONDITIONS GOVERNING THE PERFORMANCE RESTRICTED STOCK UNIT AWARD, INCLUDING WITHOUT LIMITATION, THE RESTRICTED ACTIVITY, CLAWBACK, GOVERNING LAW, AND VENUE AND JURISDICTION PROVISIONS OF SECTIONS 2.2, 2.3, 4.1 through 4.5, 6.5, AND 6.6 OF THE TERMS AND CONDITIONS.

VEECO INSTRUMENTS INC.

Name: Robert W. Bradshaw
Title: Chief Administrative Officer

______________________________

Grantee Date

VEECO INSTRUMENTS INC. 2019 STOCK INCENTIVE PLAN

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD (2021)

These TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD (2021) (these “Terms and Conditions”) apply to any award by Veeco Instruments Inc., a Delaware corporation (the “Company”), of Restricted Stock Units, subject to certain restrictions pursuant to the Veeco Instruments Inc. 2019 Stock Incentive Plan (as it may be amended from time to time, the “Plan”), which specifically references these Terms and Conditions.

ARTICLE 1
ISSUANCE OF UNITS

The Company hereby issues to the Grantee (the “Grantee”) named in the Notice of Performance Restricted Stock Unit Award (2021) (the “Notice”) an award (the “Award”) of Restricted Stock Units, as set forth in the Notice (the “Units”), subject to the Notice, these Terms and Conditions, and the terms and provisions of the Plan, which is incorporated herein by reference. Unless otherwise provided herein, the terms in these Terms and Conditions shall have the same meaning as those defined in the Plan.

ARTICLE 2
CONVERSION OF UNITS AND ISSUANCE OF SHARES
2.1General. Subject to Sections 2.2 through 2.4 below, one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than March 15th of the year following the calendar year in which the Award vests. The Company may however, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of Units subject to the Award. The number of Shares covered by the Award shall be proportionately adjusted for any stock dividend affecting the Shares in accordance with Section 10 of the Plan.
2.2Forfeiture for Restricted Activity. The Grantee acknowledges that the Company is making this Award of additional compensation, among other reasons, to provide an incentive to the Grantee to remain with and to promote the best interests of, the Company, and to protect the Company’s assets, including its goodwill, Confidential Information (as defined below) and trade secrets, which are legitimate business interests of the Company, and that engaging in “Restricted Activities” (as described in Article 4 below), would be detrimental to the legitimate business interests of the Company. Therefore, in exchange for this Award, notwithstanding anything to the contrary in these Terms and Conditions or otherwise, if the Grantee engages in “Restricted Activities” (as described in Sections 4.1 through 4.5 below), (a) all unvested Units will immediately be forfeited, and (b) the Grantee shall be required to (i) return to the Company, within 10 business days after the Company’s request to Grantee therefor, all Shares received pursuant to the Award that are owned, directly or indirectly, by the Grantee, any Cash Dividend Equivalents, and any cash payment made in lieu of the issuance of the Shares, and (ii) pay to the Company, within 10 business days of the Company’s request to the Grantee therefor, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Grantee received upon the sale or other disposition of all Shares received pursuant to the Award (the “After-Tax Proceeds”). The forfeiture for Restricted Activity provisions of this Section 2.2 and Article 4 shall survive and continue to apply beyond settlement of all Awards under the Plan, any termination or expiration of this Award for any reason, and after the provisions of any employment or other agreement between the Company and the Grantee have lapsed.
2.3Clawback. This Award, all Units received pursuant to the Award, all shares of Common Stock received pursuant to the Award that are owned, directly or indirectly, by the Grantee, any cash payments made in lieu of the issuance of the Shares, any Cash Dividend Equivalents, and any After-Tax Proceeds shall be subject to the Compensation Recoupment Policy, established by the Company, as amended from time to time, or any similar or successor policy.
2.4Delay of Issuance of Shares. The Company shall delay the issuance of any Shares under this Article 2 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.
ARTICLE 3
RIGHT TO SHARES

Except as set forth herein, the Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee. Notwithstanding the foregoing, while one or more Shares remain subject to this Award, the Grantee shall have the right to accrue Cash Dividend Equivalents. For purposes herein, a “Cash Dividend Equivalent” means, for each Share subject to the Award, a cash payment equal to the cash dividend, if any, that would become payable to the Grantee with respect to such Share had the Grantee been the holder of such Share on the record date for such cash dividend. Cash Dividend Equivalents will be subject to all of the terms and conditions of the Award, including that the Cash Dividend Equivalents will vest, become payable, and be subject to forfeiture and clawback upon the same terms and at the same time as the Units to which they relate.

ARTICLE 4
FORFEITURE FOR RESTRICTED ACTIVITY
4.1Restricted Activity. For the avoidance of doubt, the Company and the Grantee agree that the Grantee is free to engage in the activities described in this Article 4 and that the Company will not seek to enjoin or otherwise stop the Grantee from engaging in any such Restricted Activities (provided, however, that the Company reserves such rights as may exist at law or in equity and/or pursuant to any other agreement entered into between the Company and the Grantee, including, without limitation, in the Veeco Instruments Inc. Employee Confidentiality and Inventions Agreement (“ECIA”)), but that if the Grantee engages in such activities the Company shall have all of the rights set forth in Section 2.2 with respect to the Award, all Shares or cash received pursuant to the Award, and any After-Tax Proceeds.
4.2Company Information. During the term of employment with the Company and for five years thereafter, the Grantee will not use or disclose to any individual or entity any Confidential Information (as defined below) of the Company except (i) in the performance of the Grantee’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided, that, prior to any such required disclosure, the Grantee will notify the Company of the requirement to disclose and, if requested, the Grantee will cooperate with the Company’s efforts to prevent or limit such disclosure. The Grantee understands that “Confidential Information” means any information that: (a) is disclosed to, learned by, or created by the Grantee in connection with the Grantee’s employment with the Company (or a predecessor company now owned by or part of the Company), and (b) the Company treats as proprietary, private or confidential. Confidential Information may include, without limitation, information relating to the Company’s products, services and methods of operation, the identities and competencies of the Company’s employees, customers and suppliers, trade secrets, know-how, processes, Inventions and the Company Related Inventions (each as defined in the ECIA), techniques, data, sketches, plans, drawings, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions or joint ventures. The Grantee further understands that “Confidential Information” does not include any of the foregoing items that has become publicly known or made generally available (provided that information will not cease to be “Confidential Information” as a result of the Grantee’s breach of confidentiality). The Grantee will promptly notify the Company if the Grantee becomes aware of any unauthorized use or disclosure of Confidential Information.
4.3Third Party Information. The Grantee recognizes that the Company has received and in the future will receive from its customers, suppliers and trading partners their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Grantee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Grantee’s work for the Company consistent with the Company’s agreement with such third party.
4.4Non-Competition. During employment with the Company and for one year thereafter, (a) the Grantee will not own, manage, work for or otherwise participate in any business whose products, services or activities compete with the current or currently contemplated products, services or activities of the Company in any state or country in which the Company sells products or conducts business and (x) in which the Grantee was involved or (y) with respect to which the Grantee had access to Confidential Information, in each case, during the 5 years prior to termination, provided, however, that the Grantee may own up to 1% of the securities of any such public company (but without otherwise participating in the activities of such enterprise); and (b) the Grantee will not, for himself or any other person: (i) induce or try to induce any customer, supplier, licensor or business relation to stop doing business with the Company or otherwise interfere with the relationship between the Company and any of its customers, suppliers, licensors or business relations; or (ii) solicit the business of any person known by the Grantee to be a customer of the Company, whether or not the Grantee had personal contact with such person, with respect to products or activities that compete with the products or activities of the Company in existence or contemplated at the time of termination of the Grantee’s Continuous Service. The Grantee agrees that this covenant is reasonable with respect to its scope, geographical area, and duration.
4.5Non-Solicitation. During employment with the Company and for one year thereafter, the Grantee will not, for himself or any other person: (a) induce or try to induce any employee to leave the Company or otherwise interfere with the relationship between the Company and any of its employees, or (b) employ or engage as an independent contractor, any current or former employee of the Company, other than former employees who have not worked for the Company within the past year. The Grantee agrees that this covenant is reasonable with respect to its scope and duration.
4.6Severability. The invalidity or unenforceability of any Section, paragraph, or provision (or any part thereof) of the Notice or these Terms and Conditions shall not affect the validity or enforceability of any one or more of the other paragraphs or provisions (or other parts thereof), and all other provisions shall remain in full force and effect. If any provision of the Notice or these Terms and Conditions is held to be excessively broad, then such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
4.7Notice of Immunity under the Defend Trade Secrets Act and Other Protected Rights. The Grantee understands that, in accordance with the Defend Trade Secrets Act of 2016, the Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Grantee also understands that if the Grantee ever files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose trade secrets to the Grantee’s attorney and use the trade secret information in the court proceeding provided the Grantee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Grantee understands that nothing contained in the Notice, these Terms and Conditions, or the Plan limits Grantee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Grantee further understands that nothing in the Notice, these Terms and Conditions, or the Plan limits Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in the Notice, these Terms and Conditions, or the Plan limits Grantee’s right to receive an award for information provided to any Government Agencies.

ARTICLE 5
TAXES
5.1Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the payment of any Cash Dividend Equivalents, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.
5.2Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.
(a)By Share Withholding. If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.
(b)By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.
(c)By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) calendar days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

ARTICLE 6
OTHER PROVISIONS
6.1Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution (if permitted under the Plan).
6.2No Right to Continued Employment. Nothing in the Notice, these Terms and Conditions or the Plan shall confer upon Grantee any right to continue in the service of the Company or any Related Entity or shall interfere with or restrict in any way the rights of the Company or any Related Entity, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without cause, except as may otherwise be provided by any written agreement entered into by and between the Company and Grantee.
6.3No Right to Future Awards. Nothing in the Notice, these Terms and Conditions or the Plan shall confer upon Grantee any right with respect to future Awards under the Plan, or any right with respect to any other award under any plan of the Company or any Related Entity.
6.4Entire Agreement. The Notice, the Plan, and these Terms and Conditions constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. For the avoidance of doubt, the restrictions set forth in Sections 4.1 through 4.5 above do not supersede any other agreement between the Company and Grantee, including, without limitation, the ECIA. Nothing in the Notice, the Plan and these Terms and Conditions (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of the Notice, the Plan or these Terms and Conditions be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
6.5Governing Law. The Notice, the Plan and these Terms and Conditions are to be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights, duties, and obligations of the parties.
6.6Venue and Jurisdiction. The Company and the Grantee (the “parties”) expressly agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or these Terms and Conditions shall be brought in the United States District Court for the Eastern District of New York (or should such court lack jurisdiction to hear such action, suit or proceeding, in a New York state court in the County of Nassau) and that the parties shall submit to the exclusive jurisdiction of such courts. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. The parties agree and submit to personal jurisdiction in either court. The Parties further agree that this Venue and Jurisdiction is binding on all matters related to the Notice, the Plan, or these Terms and Conditions and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Grantee and the Company. If any one or more provisions of this Section 6.6 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
6.7Construction. The captions used in the Notice and these Terms and Conditions are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
6.8Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or these Terms and Conditions shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.
6.9Waiver of Jury Trial. THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.

6.10Severability. The invalidity or unenforceability of any paragraph or provision of these Terms and Conditions shall not affect the validity or enforceability of any other paragraph or provision, and all other provisions shall remain in full force and effect. If any provision of these Terms and Conditions is held to be excessively broad, then such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
6.11Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.
6.12Nature of Award. In accepting the Award, the Grantee acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and these Terms and Conditions;
(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)the Grantee’s participation in the Plan is voluntary;
(e)the Grantee’s participation in the Plan shall not create a right to any employment with the Grantee’s employer and shall not interfere with the ability of the Company or the employer to terminate the Grantee’s employment relationship, if any, at any time;
(f)the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Entity;
(g)in the event that the Grantee is not an Employee of the Company or any Related Entity, the Award and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Entity;
(h)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired upon vesting of the Award, resulting from termination of the Grantee’s Continuous Service by the Company or any Related Entity (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, the Grantee irrevocably releases the Company and any Related Entity from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Grantee shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;
(j)in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Grantee’s right to receive Awards under the Plan and to vest in such Awards, if any, will terminate effective as of the date that the Grantee is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s Continuous Service

(whether or not in breach of local labor laws), the Administrator shall have the exclusive discretion to determine when the Grantee is no longer providing services for purposes of this Award;
(k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares; and
(l)the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisers regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
6.13Data Protection and Privacy. The Grantee understands that the Company may (a) collect, process, store, use and disclose Grantee’s personal data, (b) make such data available to the Company’s affiliates and subsidiaries, as well as to certain appropriate third parties who provide products or services to the Company (for example, human resource service providers), and (c) transmit, transfer and store such data to/on the Company’s information systems which may be located outside Grantee’s home country, in countries which may have different data protection and privacy laws than Participant’s home country. Any such collection, processing, storage, use, disclosure, transmission or transfer shall be made only for lawful purposes, for example, managing Grantee’s employment relationship with the Company and administering the Company’s compensation programs. For more information, please consult the Company’s applicable policies covering personal data protection and privacy, as may be in effect from time to time.
6.14Language. If the Grantee has received these Terms and Conditions or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.
6.15Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify these Terms and Conditions in any manner and delay the issuance of any Shares issuable pursuant to these Terms and Conditions to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units. The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

* * * * *

EXHIBIT A

Three Year Relative Total Shareholder Return

The number of Units earned shall be determined pursuant to the Company’s Three Year Total Shareholder Return (“TSR”) versus the Three Year TSR of the Russell 2000 Index, as comprised on the first day of the Performance Period (the “Index”), measured at the end of the Performance Period.

Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned
Maximum	75th Percentile or greater	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Less than 25th Percentile	0%

●	The number of Units earned shall be equal to the Target number of Units multiplied by the percentage of Units earned in the above table.
●	If the Company’s percentile rank for the Performance Period is equal to or greater than the Threshold, the percentage of Units earned will be determined through linear interpolation between the relevant data points (Threshold, Target, Maximum).
●	If the Company’s percentile rank is equal to or greater than the Maximum, 200% of the Target number of Units will be earned.
●	If the Company’s percentile rank is less than the Threshold, the Units will be forfeited.
●	Notwithstanding the above, if the Company’s TSR is less than zero, the Maximum number of Units that may be earned shall be the Target number of Units, even if the Company’s percentile rank for the Performance Period exceeds the 50th percentile.
●	Notwithstanding the above, if the value of the Units that would otherwise be earned pursuant to this Exhibit A (determined as of the last day of the Performance Period) exceeds six (6) times the value of the Target number of Units on the Date of Award (the “Maximum Value”), the number of Units earned shall be the number of Units having a value (determined as of the last day of the Performance Period) equal to the Maximum Value. For this purpose, each Unit shall have a value equal to the closing price of a Share on the applicable date.)
●	Any Units that are not earned will be forfeited.
●	TSR for the Company and for each of the companies in the Index is calculated by (x) raising the quotient of the ending stock price divided by the beginning stock price to the 1/3 power and (y) subtracting one, as follows:

●	For purposes of computing TSR: (i) any dividends paid by the Company or the companies in the Index shall be treated as having been reinvested at the closing stock price on the ex-dividend date; (ii) the beginning stock price will be the average closing stock price over the 20 trading days preceding the beginning of the Performance Period; and (iii) the ending stock price will be the average closing stock price over the 20 trading days ending on the last day of the Performance Period, or in the case of a Corporate Transaction, ending on the date of such Change in Control or some earlier date, as determined by the Administrator.
●	The Company’s percentile rank versus the Index will be expressed as a percentage, with rounding to the nearest tenth of a percent, with all hundredths of a percent equal to or greater than 5 rounded up to the nearest tenth of a percent.
●	Companies in the Index that are acquired, are taken private, or are no longer publicly traded in the U.S. during the Performance Period will be removed from the Index and not included in the determination of the number of Units earned.
●	Companies in the Index that go bankrupt, are liquated or dissolved, or otherwise cease conducting operations during the Performance Period will be deemed to have a TSR equal to -100% for the Performance Period.

●	Upon the occurrence of a Corporate Transaction during the Performance Period, (i) if the Award (or a portion thereof) is neither Assumed or Replaced, the Award (or the portion thereof that is not Assumed or Replaced) shall automatically become fully vested immediately prior to the specified effective date of such Corporate Transaction, provided the Grantee’s Continuous Service has not terminated prior to such date, and (ii) if the Award (or a portion thereof) is Assumed or Replaced, the service-based vesting conditions applicable to the Award (or the portion thereof that is Assumed or Replaced) shall remain in effect through the last day of the Performance Period, but the performance-based vesting condition shall be deemed achieved based on the greater of (A) assumed achievement of Target performance and (B) actual performance as determined by the Administrator through the date of the Corporate Transaction. For purposes of clause (i) above, the portion of such Award that shall become fully vested shall be based on the greater of (A) assumed achievement of Target performance and (B) actual performance as determined by the Administrator through the date of the Corporate Transaction.
●	The date that the Company determines the number of Units earned is the date such Units will be deemed to have become fully vested.
●	The Compensation Committee shall make all determinations and interpretations regarding the number of Units earned.